The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Futures Excess Return Index Pricing Date: July 10, 2024 Observation Date: July 10, 2029 Maturity Date: July 13, 2029 Contingent Digital Return: At least 51.20%* Barrier Amount: 60.00% of the Initial Value Payment At Maturity: If the Final Value is greater than or equal to the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î greater of (a) Contingent Digital Return and (b) Index Return) If the Final Value is less than the Initial Value but the Final Value is greater than or equal to the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Absolute Index Return) This payout formula results in an effective cap of 40.00% on your return at maturity if the Index Return is negative. Under these limited circumstances, your maximum payment at maturity is $1,400.00 per $1,000 principal amount note. If the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) If the Final Value is less than the Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 48135PDJ7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48135PDJ7/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $940.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Contingent Digital Return will be provided in the pricing supplement and will be at least 51.20%. **Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purpos es. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Total Return on the Notes Index Return Final Value 80.00% N/A 80.00% 65.00% N/A 65.00% 51.20% N/A 51.20% 51.20% N/A 50.00% 51.20% N/A 40.00% 51.20% N/A 20.00% 51.20% N/A 10.00% 51.20% N/A 5.00% 51.20% N/A 0.00% 5.00% 5.00% - 5.00% 10.00% 10.00% - 10.00% 20.00% 20.00% - 20.00% 30.00% 30.00% - 30.00% 40.00% 40.00% - 40.00% - 40.01% N/A - 40.01% - 50.00% N/A - 50.00% - 60.00% N/A - 60.00% - 80.00% N/A - 80.00% - 100.00% N/A - 1000.00% 5y SPXFP Uncapped Dual Directional Digital Barrier Notes North America Structured Investments Hypothetical Total Returns** 3D\PHQW DW 0DWXULW\ ,QGH[5HWXUQ 1RWH 3HUIRUPDQFH ,QGH[ 3HUIRUPDQFH

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Your ability to receive the Contingent Digital Return may terminate on the Observation Date. • Your maximum gain on the notes is limited by the Barrier Amount if the Index Return is negative. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The benefit provided by the Barrier Amount may terminate on the Observation Date. • No interest payments. • You will not have any rights to the E - Mini ® S&P 500 ® Futures Contracts (the “Underlying Futures Contracts”) or the securities included in the index underlying the Underlying Futures Contracts. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, the index underlying the Underlying Futures Contracts of the Index. • The Index is subject to significant risks associated with the Underlying Futures Contracts. • Suspension or disruptions of market trading in the Underlying Futures Contracts may adversely affect the value of your notes. • The performance of the Index will differ from the performance of the index underlying the Underlying Futures Contracts. Selected Risks (continued) • Negative roll returns associated with the Underlying Futures Contracts may adversely affect the level of the Index and the value of the notes. • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by cal ling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 5y SPXFP Uncapped Dual Directional Digital Barrier Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional inform ati on.